SEVENTH AMENDMENT TO AGREEMENT OF SALE

     This Seventh Amendment to Agreement of Sale (this "Amendment") is made and entered into on this 17 day of February, 1997, by and between Storage Trust Properties, L.P., a Delaware limited partnership ("Purchaser"), and Jones Mill Road Partners, an Illinois limited partnership ("Seller"). This Amendment is made in view of the following facts:

                               Recitals of Fact

A. The Purchaser and the Seller previously entered into that certain Agreement of Sale entered into as of the 26th day of September, 1996 (the "Agreement").

B. The Purchaser and the Seller previously entered into (i) an Amendment to the Agreement on the 9th day of October, 1996; (ii) a Second Amendment to Agreement of Sale on the 8th day of November, 1996; (iii) a Third Amendment to Agreement of Sale on the 26th day of November, 1996; (iv) a Fourth Amendment to Agreement of Sale on the 13th day of December, 1996; (v) a Fifth Amendment to Agreement of Sale on the 22nd day of January 1997; and (vi) a Sixth Amendment to Agreement of Sale on the 23rd day of January, 1997.

C. The Purchaser and the Seller desire to amend the Agreement on this date in order to extend the Agreement and to alter certain dates contained within the Agreement.

     NOW, THEREFORE, in consideration of the promises and conditions herein contained, and in view of the foregoing recital of facts, the parties hereto agree as follows:

     1. The above recitals of fact are incorporated as substantive provisions of this Amendment.

     2. Capitalized Terms: Unless otherwise defined herein, capitalized terms shall have the same meanings ascribed to them within the Agreement.

     3. Survey: The following sentence is hereby added to the end of Paragraph 3.2 of the Agreement.

          "Purchaser hereby acknowledges that: (i) Purchaser has received the Updated Survey; and (ii) all matters disclosed by the Updated Survey are acceptable to Purchaser, except matters related to the title exception 10(c) set forth on Schedule B of the Title Commitment dated August 23, 1996, as revised February 13, 1997, and matters related to the encroachments over set back lines (collectively, the "Existing Exceptions"). Purchaser has ordered a survey of the "Swap Parcel" legally described on Exhibit "A" attached hereto (the "Swap Parcel Survey").

4. Inspection and As-Is Condition:

     a. The first paragraph within Paragraph 7.1 of the Agreement is hereby deleted and the following provision is substituted in its place.
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     "7.1  The period commencing on July 29, 1996, and ending at 5:00 p.m.
     Chicago time on February 19, 1997, shall be herein referred to as the "Inspection Period". Purchaser and the agents, engineers, and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to finalize a survey of the Property and the Swap Parcel Survey."

     b. The fourth paragraph within Paragraph 7.1 of the Agreement is hereby deleted in its entirety and the following provision is substituted in its place:

     "Solely in the event that, in the reasonable discretion of Purchaser, either:

          (i) the Swap Parcel reveals any matter which would have a materially adverse effect on the use of value of the Swap Parcel; or

          (ii) any matter related to the Existing Exceptions has a materially adverse effect on the use or value of the Property,

     then Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period with respect to items (i) and (ii) above. If written notice is not given by Purchaser pursuant to this Paragraph 7.1 prior to the expiration of the time periods set forth in the previous sentence, then the right of Purchaser to terminate this Agreement pursuant to this paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller in accordance with this Paragraph 7.1, (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement."

     5. Closing: Notwithstanding anything to the contrary contained in the Agreement, the Closing shall occur on February 24, 1997, and Closing Date shall mean February 24, 1997.

     Except as amended hereby, the terms and conditions of the Agreement as previously amended shall remain in fully force and effect.
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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.


                         Storage Trust Properties, L.P.,
                         a Delaware limited partnership, ("Purchaser")

                         By:  Storage Trust Realty,
                              a Maryland real estate investment trust,
                              its sole general partner

                         By:   /s/ Michael G. Burnam
                              -----------------------------------
                         Name:     Michael G. Burnam
                         Its:      Chief Executive Officer


                         Jones Mill Road Partners,
                         an Illinois limited partnership, ("Seller")

                         By:  Balcor Current Income Partners-85,
                              an Illinois general partnership,
                              its general partner

                         By:  The Balcor Company,
                              a Delaware corporation, a partner

                         By:   /s/ James E. Mendelson
                              -----------------------------------
                         Name:
                              -----------------------------------
                         Its:
                              -----------------------------------
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